Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 31, 2025, in the Registration Statement on Form S-4 (Registration No. 333-        ), relating to the audit of the balance sheets of Strive, Inc. (which was, until September 12, 2025, known as Asset Entities Inc.) (the “Company”), as of December 31, 2024, and 2023, and the related statements of operations, statement of stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as “the financial statements”).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing under the heading “EXPERTS” in the Registration Statement on Form S-4.

San Mateo, California October 10, 2025	/s/ WWC, P.C. WWC, P.C. Certified Public Accountants PCAOB ID: 1171